Exhibit 99.1

BBX Capital, Inc. Reports Financial Results

For the Fourth Quarter and Full Year, 2020

FORT LAUDERDALE, Florida – March 16,  2021 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) reported today its financial results for the fourth quarter and year ended December 31, 2020.

Selected highlights of BBX Capital’s consolidated financial results include:

Fourth Quarter 2020 Compared to Fourth Quarter 2019

•	Total consolidated revenues of $56.2 million vs. $50.9 million
•	Loss before income taxes from continuing operations of ($3.8 million) vs. ($2.5 million)
•	Net loss attributable to shareholders of ($3.5 million) vs. ($1.7 million)
•	Diluted loss per share from continuing operations of ($0.18) vs. ($0.09)

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

•	Total consolidated revenues of $173.2 million vs. $203.7 million
•	(Loss) income before income taxes from continuing operations of ($58.2 million) vs. $29.0 million
•	Net (loss) income attributable to shareholders of ($42.3 million) vs. $13.7 million
•	Diluted (loss) earnings per share from continuing operations of ($2.19) vs. $1.08

Balance Sheet as of December 31, 2020

•	Total consolidated assets of $447.7 million
•	Total shareholders' equity of $309.2 million
•	Cash and cash equivalents of $90.0 million
•	Fully diluted book value per share of $16.00 (1)
(1)	Fully diluted book value per share is shareholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares outstanding on December 31, 2020.

“While BBX Capital’s predecessors and affiliates have a long history dating back approximately forty-nine years, the fourth quarter of 2020 marked a new beginning for BBX Capital as it was the first full quarter following our spin-off on September 30, 2020 from Bluegreen Vacations Holding Corporation,” commented Jarett S. Levan, Chief Executive Officer and President of BBX Capital, Inc. “The quarter and year ended December 31, 2020 was also an unprecedented year for our portfolio of companies, our associates, and our customers across North America, as we all faced the economic and social uncertainties and effects of the COVID-19 pandemic.

“Although BBX Capital Real Estate (“BBXRE”) was initially adversely impacted by the COVID-19 pandemic during 2020, it has largely recovered and has to some extent benefited from the recent migration of residents into Florida. We believe that there has been an increase in the demand for single-family and multifamily apartment housing in many of the markets in which BBXRE and the Altman Companies operate. Sales at BBXRE’s single-family home developments, including its Beacon Lake Community, and leasing and rent collections at the multifamily apartment communities sponsored by the Altman Companies, have returned to pre-pandemic levels in most locations. In addition, in December 2020, the Altis Boca Raton joint venture sold its 398-unit multifamily apartment community located in Boca Raton, Florida, which we believe reflects continued investor demand for stabilized multifamily apartment communities. As a result of the sale, BBXRE recognized $1.1 million of equity earnings and received approximately $2.8 million of distributions from the joint venture.

“The fourth quarter of 2020 was a transformative time for Renin as a result of its acquisition of substantially all of the assets and assumption of certain of the liabilities of Montreal-based Colonial Elegance in October 2020. We believe that the combination of these two businesses will establish Renin as a leader in barn door and closet door sales and provide a foundation for continued overall growth in Renin’s business. Further, we believe that the increased scale of the combined businesses will result in better overall service and selection for Renin’s customers and improved logistics and cost efficiencies. In addition to the acquisition of Colonial Elegance, Renin’s sales also increased as compared to 2019 despite the effects of the pandemic on the overall economy. However, Renin recognized a loss during the fourth quarter of 2020 as a result of costs recognized in connection with an ongoing dispute with an Asian supplier, and it is continuing to experience increased costs related to the shipment of products and raw materials. While there is no assurance that it will be successful in doing so, Renin is seeking to mitigate the impact of these increased costs by, among other things, diversifying its supply chain, transferring the assembly of certain products from foreign suppliers to its own manufacturing facilities, and increasing the prices of its products.

“BBX Sweet Holdings has been significantly impacted by the COVID-19 pandemic and associated economic uncertainties, as reflected by IT’SUGAR’s filing of voluntary petitions to reorganize under Chapter 11 bankruptcy in September 2020. At the current time, IT’SUGAR is continuing to operate its retail locations under the supervision of the Bankruptcy Court and is negotiating with its creditors in relation to a plan to emerge from bankruptcy, as well as the terms of amendments to the lease agreements associated with its retail locations. We are hopeful that IT’SUGAR will exit from bankruptcy during the second quarter of 2021 and believe that it will be positioned to successfully navigate the remaining effects of the pandemic upon its exit.

“In closing, while no one can predict the future, particularly during a pandemic, we believe steps taken during the fourth quarter, our capital resources, and our experience in dealing with the challenges faced position the Company for long-term growth,” Levan concluded.

Additional Information

The Company was spun-off from Bluegreen Vacations Holding Corporation (formerly BBX Capital Corporation) on September 30, 2020, and as a result, the Company’s financial results prior to September 30, 2020 were derived from the accounting records of Bluegreen Vacations Holding Corporation. Accordingly, the Company’s financial results for the periods prior to the spin-off on September 30, 2020 that are included in this release and in its audited consolidated financial statements included in its Annual Report on Form 10-K  for the year ended December 31, 2020 do not necessarily reflect what the Company’s results of operations, financial position, or cash flows would have been had the Company been a separate entity during such periods and are not indicative of the future results of the Company.

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, as well as further details regarding the basis of presentation of BBX Capital’s financial results prior to September 30, 2020, please see BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2020, which is available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.

Financial Results

The following selected information relates to the financial results of the Company’s principal holdings: BBX Capital Real Estate, Renin, and BBX Sweet Holdings.

BBX Capital Real Estate -  Selected Financial Data

Selected highlights of BBX Capital Real Estate’s (“BBXRE”) financial results include:

Fourth Quarter 2020 Compared to Fourth Quarter 2019:

•	Revenues of $7.2 million vs. $2.7 million
•	Recoveries from loan losses of $3.0 million vs. $1.2 million

•	Net profits from sale of real estate inventory of $2.4 million vs. $0
•	Net gains on the sales of real estate assets of $0.1 million vs. $2.2 million
•	Equity in net earnings of unconsolidated real estate joint ventures of $0.4 million vs. $0.6 million
•	Income before income taxes of $5.4 million vs. $2.1 million

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019:

•	Revenues of $23.3 million vs. $21.0 million
•	Recoveries from loan losses of $8.9 million vs. $5.4 million
•	Net profits from sale of real estate inventory of $7.2 million vs. $2.4 million
•	Net gains on the sales of real estate assets of $0.3 million vs. $13.6 million
•	Equity in net earnings of unconsolidated real estate joint ventures of $0.5 million vs. $37.9 million
•	Income before income taxes of $10.0 million vs. $52.7 million

BBXRE’s operating results for the quarter ended December 31, 2020 as compared to the same 2019 period primarily reflect an  increase in net profits from the sale of developed lots to homebuilders at the Beacon Lake Community development, as BBXRE sold 55 developed lots during the 2020 period but none during the 2019 period, and an increase in recoveries from loan losses that were primarily associated with legal settlements with loan guarantors, partially offset by lower gains on the sales of real estate assets due to a lower number of real estate assets sold during the 2020 period.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

Fourth Quarter 2020 Compared to Fourth Quarter 2019:

•	Trade sales of $38.8 million vs. $16.4 million
•	Gross margin of ($0.8) million vs. $3.2 million
•	Gross margin percentage of (2.0%) vs. 19.2%
•	(Loss) income before income taxes of ($7.0 million) vs. $0.3 million

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019:

•	Trade sales of $93.0 million vs. $67.5 million
•	Gross margin of $9.5 million vs. $13.3 million
•	Gross margin percentage of 10.2% vs. 19.7%
•	(Loss) income before income taxes of ($3.6 million) vs. $1.8 million

Renin’s operating results for the quarter ended December 31, 2020 as compared to the same 2019 period reflect an increase in Renin’s trade sales resulting from the acquisition of Colonial Elegance in October 2020  and a net increase in sales to Renin’s existing retail customers primarily associated with a  2020 holiday promotion. However, Renin’s gross margin and gross margin percentage declined primarily due to $6.0 million of additional freight costs incurred for the expedited shipment of products to Renin from a foreign supplier in order for Renin to meet its obligations to one of its customers. As further described in BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2020, Renin believes that the supplier is liable to Renin for damages related to the increased costs as the supplier failed to deliver the products on the contractually agreed upon delivery schedule and has notified the supplier that it is exercising a right of offset of the costs against outstanding amounts due to the supplier in order to recover its damages; however, due to the uncertainties regarding the ultimate resolution of the matter, Renin recognized the costs upon the sale of the related products during the quarter ended December 31, 2020. Renin’s operating results for the quarter ended December 31, 2020 as compared to the 2019 period were also adversely impacted by higher shipping costs related to Renin’s products and raw materials, transaction costs associated with the acquisition of Colonial Elegance, and an increase in foreign exchange losses.

For more complete and detailed information regarding the acquisition of Colonial Elegance, please see BBX Capital’s Current Report on Form 8-K dated October 22, 2020 and its Annual Report on Form 10-K for the year ended December 31, 2020,  which are available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.

BBX Sweet Holdings - Selected Financial Data

Selected highlights of BBX Sweet Holdings’ financial results, excluding the financial results of IT’SUGAR(2) subsequent to September 22, 2020, include:

Fourth Quarter 2020 Compared to Fourth Quarter 2019:

•	Trade sales of $7.4 million vs. $29.4 million
•	Gross margin of $1.4 million vs. $10.5 million
•	Gross margin percentage of 19.2% vs. 35.8%
•	Loss before income taxes of ($0.3 million) vs. ($0.8 million)

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019:

•	Trade sales of $49.2 million vs. $105.4 million
•	Gross margin of $7.7 million vs. $37.7 million
•	Gross margin percentage of 15.6% vs. 35.8%
•	Loss before income taxes of ($47.5 million) vs. ($5.1 million)

(2)

IT’SUGAR’s results of operations are included in the Company’s financial results presented above through September 22, 2020, the date that the Company deconsolidated IT’SUGAR as a consequence of IT’SUGAR filing voluntary petitions under Chapter 11 bankruptcy. Since BBX Sweet Holdings continues to own a noncontrolling equity investment in IT’SUGAR, IT’SUGAR’s results of operations are not reflected as discontinued operations in the Company’s financial statements.

BBX Sweet Holdings’ operating results for the quarter ended December 31, 2020 as compared to the same 2019 period reflects the deconsolidation of IT’SUGAR in September 2020, which resulted in a significant decline in trade sales and gross margin, offset by an approximately 30% increase in Las Olas Confections and Snacks’ trade sales.

At the current time, IT’SUGAR is continuing to operate its retail locations under the supervision of the Bankruptcy Court and the participation of the Creditors’ Committee and is negotiating with its creditors in relation to a proposed Plan of Reorganization, as well as the terms of amendments to the lease agreements associated with its retail locations. Subsequent to its Bankruptcy filings, IT’SUGAR has executed lease amendments in relation to many of its existing retail locations, opened new “temporary” mall retail locations in select U.S. locations, closed certain other locations, and continues to negotiate with its landlords. However, all lease modifications and amendments are subject to confirmation of IT’SUGAR’s proposed Plan of Reorganization.

During the quarter ended December 31, 2020, IT’SUGAR also obtained Bankruptcy Court approval of a $4.0 million “debtor in possession” credit facility from a subsidiary of BBX Capital, and the credit facility was fully drawn and outstanding as of December 31, 2020. This facility supplements a $6.0 million pre-Bankruptcy credit facility held by the same subsidiary of BBX Capital that was also fully drawn and outstanding as of December 31, 2020.

Although IT’SUGAR’s sales volumes continue to be impacted by the effects of the COVID-19 pandemic and there is no assurance that its sales will not further decline in future periods, IT’SUGAR’s sales since the Bankruptcy filings have steadily improved as compared to the second and third quarters of 2020. As compared to an overall decline in sales of 50.4% for the three months ended September 30, 2020, IT’SUGAR’s sales for the three months ended December 31, 2020 had declined by approximately 31.5% as compared to the comparable period in 2019.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (formerly a subsidiary of Bluegreen Vacations Holding Corporation) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

Forward-Looking Statements

This press release contains forward-looking statements based largely on current expectations of BBX Capital or its subsidiaries that involve a number of risks and uncertainties.  All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements may be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import.  The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, and the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This press release also contains information regarding the past performance of the Company, its subsidiaries and their respective investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance. Future results could differ materially as a result of a variety of risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the residential and commercial real estate industry in which BBXRE develops, operates, manages, and invests in real estate, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which BBX Sweet Holdings operates. Risks and uncertainties include, without limitation, the risks and uncertainties affecting BBX Capital and its subsidiaries and their respective results, operations, markets, products, services and business strategies, including risks associated with the ability of BBX Capital and its subsidiaries to successfully implement currently anticipated plans, deploy capital, and generate earnings, long-term growth, and increased shareholder value as measured by book value and intrinsic value; risks that the performance of entities of which BBX Capital has acquired or in which it has made investments may not be profitable or perform as anticipated; and risks relating to acquisitions in diverse activities, including the risk that they will not perform as expected and will adversely impact the Company’s results. With respect to BBX Capital Real Estate, Renin, BBX Sweet Holdings,  and its other investments in operating businesses,  the risks and uncertainties also include the risk that the performance of the entities in which BBX Capital has made investments may not be profitable or achieve anticipated results, risks relating to the real estate market and real estate development, the risk that joint venture partners may not fulfill their obligations and the projects may not be developed as anticipated or be profitable, and the risk that contractual commitments may not be completed on the terms provided or at all; risks relating to acquisition and performance of operating businesses, including integration risks, risks regarding achieving profitability, foreign currency transaction risk, and goodwill and other intangible impairment risks.  These risks and uncertainties also include risks relating to public health issues, including, in particular, the COVID-19 pandemic, as it is not currently possible to accurately assess the expected duration and effects of the pandemic on our businesses. These include required closures of retail locations, travel and business restrictions, “shelter in place” and “stay at home” orders and advisories, volatility in the global and national economies and equity, credit, and commodities markets, worker absenteeism, quarantines, and other health-related restrictions; the duration and severity of the COVID-19 pandemic and the impact on demand for the Company’s products and services, levels of consumer confidence, and supply chains; actions governments, businesses, and individuals take in response to the pandemic and their impact on economic activity and consumer spending, which will impact the Company’s ability to successfully resume full business operations; the pace of recovery when the COVID-19 pandemic subsides and the possibility of a resurgence; competitive conditions; the Company’s liquidity and the availability of capital; the effects and duration of steps the Company takes in response to the COVID-19 pandemic, including the inability to rehire or replace furloughed employees; risks that the Company may recognize further impairment losses; the risks and uncertainties inherent in the bankruptcy proceedings of IT’SUGAR and the inability to predict the effect of IT’SUGAR’s reorganization and/or liquidation process on the Company and its results of operation and financial condition, including the risk that additional impairment charges may be required in the future, IT’SUGAR’s ability to develop, prosecute, confirm and consummate a plan of reorganization or liquidation, IT’SUGAR’s ability, through the Chapter 11 process, to reach agreement with its landlords or other third parties, and the risk that creditors of IT’SUGAR may assert claims against the Company or any of their respective subsidiaries (other than IT’SUGAR) and that the Company or any such subsidiary’s assets may become subject to or included in IT’SUGAR’s bankruptcy case; risks related to the Company’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic on consumers, including, but not limited to, their income, their level of discretionary spending both during and after the pandemic, and their views towards the retail industry; and the risk that certain of the Company’s operations, including retail locations, may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all, the impact of economic, competitive and other factors affecting Renin and Colonial Elegance, including their operations, markets, marketing strategies, products, supply chain and shipping costs and services; the risk that the integration of Colonial Elegance may not be completed on a timely basis, or as anticipated; that the anticipated expansion or growth opportunities will not be achieved or if achieved will not be advantageous; that the acquisition will not be cash accretive immediately or at all; that net income may not be generated when anticipated or at all or the acquisition may result in net losses; and that BBX Capital and/or Renin may not realize the anticipated benefits of the acquisition when or to the extent anticipated or at all.

Reference is also made to the other risks and uncertainties described in BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be filed on or about March 16, 2020, and then will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, as well as BBX Capital’s Information Statement, dated August 27, 2020, included in Exhibit 99.1 to BBX Capital’s Registration on Form 10 filed with the SEC on August 27, 2020, which is currently available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.  The Company cautions that the foregoing factors are not exclusive, and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2020 (in thousands):

Revenues:	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Trade sales	$—	7,412	38,753	1,417	—	47,582
Sales of real estate inventory	6,115	—	—	—	—	6,115
Interest income	636	—	—	1	1,176	1,813
Net gains on sales of real estate assets	125	—	—	—	—	125
Other revenue	338	—	—	378	(112)	604
Total revenues	7,214	7,412	38,753	1,796	1,064	56,239
Costs and expenses:
Cost of trade sales	—	5,989	39,509	500	—	45,998
Cost of real estate inventory sold	3,698	—	—	—	—	3,698
Interest expense	—	23	377	1	(164)	237
Recoveries from loan losses, net	(3,032)	—	—	—	—	(3,032)
Impairment losses	32	—	—	—	—	32
Selling, general and administrative expenses	1,582	1,732	4,947	1,988	2,483	12,732
Total costs and expenses	2,280	7,744	44,833	2,489	2,319	59,665
Operating profits (losses)	4,934	(332)	(6,080)	(693)	(1,255)	(3,426)
Equity in net earnings of unconsolidated real estate joint ventures	415	—	—	—	—	415
Loss on the deconsolidation of IT'SUGAR, LLC	—	—	—	—	—	—
Other income	6	26	—	8	58	98
Foreign exchange loss	—	—	(906)	—	—	(906)
Income (loss) before income taxes	$5,355	(306)	(6,986)	(685)	(1,197)	(3,819)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2019 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	29,367	16,413	1,862	—	47,642
Sales of real estate inventory	19	—	—	—	—	19
Interest income	119	13	—	—	5	137
Net gains on sales of real estate assets	2,221	—	—	—	—	2,221
Other revenue	298	114	—	482	(17)	877
Total revenues	2,657	29,494	16,413	2,344	(12)	50,896
Costs and expenses:
Cost of trade sales	—	18,841	13,254	619	1	32,715
Cost of real estate inventory sold	—	—	—	—	—	—
Interest expense	—	53	111	16	(156)	24
Recoveries from loan losses, net	(1,222)	—	—	—	—	(1,222)
Impairment losses	10	142	—	—	—	152
Selling, general and administrative expenses	2,435	11,343	2,740	1,490	4,318	22,326
Total costs and expenses	1,223	30,379	16,105	2,125	4,163	53,995
Operating profits (losses)	1,434	(885)	308	219	(4,175)	(3,099)
Equity in net earnings of unconsolidated real estate joint ventures	622	—	—	—	—	622
Other (expense) income	(1)	44	1	—	—	44
Foreign exchange loss	—	—	(52)	—	—	(52)
Income (loss) before income taxes	$2,055	(841)	257	219	(4,175)	(2,485)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations for the year ended December 31, 2020 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	49,155	93,036	5,019	—	147,210
Sales of real estate inventory	20,363	—	—	—	—	20,363
Interest income	1,240	29	—	1	1,129	2,399
Net gains on sales of real estate assets	255	—	—	—	—	255
Other revenue	1,454	281	—	1,461	(194)	3,002
Total revenues	23,312	49,465	93,036	6,481	935	173,229
Costs and expenses:
Cost of trade sales	—	41,482	83,563	1,107	—	126,152
Cost of real estate inventory sold	13,171	—	—	—	—	13,171
Interest expense	—	193	615	10	(581)	237
Recoveries from loan losses, net	(8,876)	—	—	—	—	(8,876)
Impairment losses	2,742	25,303	—	2,727	—	30,772
Selling, general and administrative expenses	6,758	26,855	11,735	5,560	15,849	66,757
Total costs and expenses	13,795	93,833	95,913	9,404	15,268	228,213
Operating profits (losses)	9,517	(44,368)	(2,877)	(2,923)	(14,333)	(54,984)
Equity in net earnings of unconsolidated real estate joint ventures	465	—	—	—	—	465
Loss on the deconsolidation of IT'SUGAR, LLC	—	(3,326)	—	—	—	(3,326)
Other income (expense)	6	221	(3)	8	58	290
Foreign exchange loss	—	—	(692)	—	—	(692)
Income (loss) before income taxes	$9,988	(47,473)	(3,572)	(2,915)	(14,275)	(58,247)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations for the year ended December 31, 2019 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	105,406	67,537	7,376	—	180,319
Sales of real estate inventory	5,049	—	—	—	—	5,049
Interest income	750	56	—	—	5	811
Net gains on sales of real estate assets	13,616	—	—	—	—	13,616
Other revenue	1,619	324	—	2,233	(247)	3,929
Total revenues	21,034	105,786	67,537	9,609	(242)	203,724
Costs and expenses:
Cost of trade sales	—	67,703	54,243	2,613	1	124,560
Cost of real estate inventory sold	2,643	—	—	—	—	2,643
Interest expense	—	196	498	27	(288)	433
Recoveries from loan losses, net	(5,428)	—	—	—	—	(5,428)
Impairment losses	47	142	—	—	—	189
Selling, general and administrative expenses	9,144	43,203	11,066	6,626	20,791	90,830
Total costs and expenses	6,406	111,244	65,807	9,266	20,504	213,227
Operating profits (losses)	14,628	(5,458)	1,730	343	(20,746)	(9,503)
Equity in net earnings of unconsolidated real estate joint ventures	37,898	—	—	—	—	37,898
Other income	170	336	153	6	—	665
Foreign exchange loss	—	—	(75)	—	—	(75)
Income (loss) before income taxes	$52,696	(5,122)	1,808	349	(20,746)	28,985